Exhibit 99.1

PeerStream CTO Eric Sackowitz to Speak as a Featured Panelist at Blockchain East Summit

PeerStream is Exhibitor October 9-10, 2018; Panel taking place on Wednesday, October 10th at 11:45am ET

NEW YORK, NY / September 25, 2018 / PeerStream, Inc. (“PeerStream,” the “Company,” “we,” “our” or “us”) (OTCQB: PEER), a global internet solutions provider driving adoption of emerging blockchain technologies, today announced that it will have a significant presence at the “Blockchain East Summit & Tradeshow, Beyond Cryptocurrency: Exploring the Business of Blockchain” being held on October 8-10, 2018 in New York City, NY.

Eric Sackowitz, the Company’s Chief Technology Officer, will speak on the “Enhancing Enterprise Security with Blockchain” panel taking place on Wednesday, October 10, 2018 at 11:45am ET. The panel will be moderated by Vincent Romney, CTO of SK2 Tech, LLC and Senior Cybersecurity Analyst at BAE Systems.

PeerStream will also be hosting an exhibitor booth at the conference on October 9 – 10, 2018, showcasing the capabilities of its Business Solutions group. PeerStream Business Solutions is able to provide consulting and technology implementation services to enterprise and government clients to help them meet strategic objectives using blockchain technology.

The Blockchain East Summit will present thought leaders with in-depth experience in applying blockchain technology to a full range of forward-thinking use cases in business and government. For more information and to register for the Blockchain East Summit, go to: www.blockchaineast.com/new-york-2018.

About Business of Blockchain:

Business of Blockchain provides enterprise blockchain education and resources and is your source for establishing connections with the most innovative leaders in enterprise use of blockchain, gaining access to the latest education on technological advancements in all industries and connecting service providers with decision makers looking to optimize their organization. For more information go to: www.businessofblockchain.com.

About PeerStream, Inc. (OTCQB: PEER)

PeerStream is a global internet solutions provider pioneering the real-world adoption of emerging blockchain technologies by developing software, services and applications for corporate clients and consumers. The Company’s Business Solutions group is able to provide advisory and implementation services to enterprise clients to help them meet strategic objectives using blockchain technology. PeerStream is also able to offer support to enterprise clients seeking to transition to blockchain-based technologies through the licensing of proprietary blockchain software such as PeerStream Protocol, a protocol for decentralized multimedia communications and live video streaming currently in development. For twenty years, the Company has built and continues to operate innovative consumer apps, including Paltalk, one of the largest live video social communities, and Backchannel, a blockchain-based secure video messaging app expected to launch in beta form in late 2018. PeerStream has a long history of technology innovation and holds 26 patents.

For more information, please visit: http://www.peerstream.com.

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IR Contact:

IR@peerstream.com